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                                                                     EXHIBIT 3.1

                          CERTIFICATE OF INCORPORATION
                                       OF
                                   BELK, INC.

                                       1.

     The name of the Corporation is Belk, Inc. (the "Corporation").

                                       2.

     The address of its registered agent in the State of Delaware is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Newcastle County, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

                                       3.

     The purpose for which the Corporation is organized is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware, and the Corporation shall have all powers necessary to engage in such acts or activities, including, but not limited to, the powers enumerated in the General Corporation Law of Delaware or any amendment thereto.

                                       4.

     The total number of shares of stock which the Corporation shall have authority to issue is 100, all of which shall be common stock of $.01 par value.

                                       5.

     The name and mailing address of the Incorporator are:

                                 John J. UyHam
                              c/o King & Spalding
                              191 Peachtree Street
                             Atlanta, Georgia 30303

                                       6.

     The business and affairs of the Corporation shall be managed by the Board of Directors. The directors need not be elected by ballot unless required by the Bylaws of the Corporation.

                                       7.

     The name and mailing address of the person who is to serve as the sole director of the Corporation until the first annual meeting of stockholders or until a successor is elected and qualified is: John M. Belk, 2801 West Tyvola Road, Charlotte, North Carolina 28217.

                                       8.

     The Board of Directors is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation.

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                                       9.

     The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

                                      10.

     Anything to the contrary in this Certificate of Incorporation notwithstanding, no director shall be liable personally to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided however, that nothing in this paragraph shall eliminate or limit the liability of a director (i) for any breach of such director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which such director derived an improper personal benefit. The modification or repeal of this Article Ninth shall not affect the restriction hereunder or a director's personal liability for any act or omission occurring prior to such modification or repeal.

     IN WITNESS WHEREOF, the undersigned has executed this Certificate of Incorporation.

                                          /s/ JOHN J. UYHAM
                                          --------------------------------------
                                          John J. UyHam
                                          Incorporator

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